Exhibit 99.1

FOR IMMEDIATE RELEASE		June 23, 2008
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 1
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST CAPITAL CORP. NAMES NEW CFO
PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today announced the appointment of James R. Hatfield as Senior Vice President and Chief Financial Officer of Pinnacle West and Arizona Public Service Company, effective July 14.
With more than 28 years of electric and gas industry experience, Hatfield (50) comes to Pinnacle West from OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company. Most recently he served as Senior Vice President and Chief Financial Officer, a position he held since 1999. He has been with OGE since 1994, holding positions that included Vice President and Treasurer.
Hatfield will report to Pinnacle West President and Chief Operating Officer Don Brandt.
“Jim’s experience includes all aspects of financial and energy risk management,” Brandt said. “His record combines an impressive list of achievements on behalf of customers and shareholders, and a comprehensive understanding of the financial markets.”
Hatfield has a B.S. degree from Central Missouri State University, as well as an M.B.A. from the University of Missouri-Kansas City.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.